Exhibit 21


                         Subsidiaries of the Registrant


        New York Marine And General Insurance Company

        Gotham Insurance Company

        MMO UK, Ltd.

        MMO EU, Ltd.

        Mutual Marine Office, Inc.

        Pacific Mutual Marine Office, Inc.

        Mutual Marine Office of the Midwest, Inc.